For more information contact: Investor Relations Markel Corporation IR@markel.com

FOR IMMEDIATE RELEASE

MARKEL REPORTS 2021 FINANCIAL RESULTS

Richmond, VA, February 2, 2022 --- Markel Corporation (NYSE: MKL) today reported its financial results for the year ended December 31, 2021.

The following tables present summary financial data for 2021 and 2020.

	Years Ended December 31,
(in thousands, except per share amounts)	2021	2020
Earned premiums	$6,503,029	$5,612,205
Markel Ventures operating revenues	$3,643,827	$2,794,959
Net investment gains	$1,978,534	$617,979
Comprehensive income to shareholders	$2,078,244	$1,191,634
Diluted net income per common share	$176.51	$55.63
Combined Ratio	90%	98%

(in thousands, except per share amounts)	December 31, 2021	December 31, 2020
Book value per common share outstanding	$1,034.56	$885.72
Common shares outstanding	13,632	13,783

Highlights of our 2021 results include:
•Earned premiums grew 16% in 2021, reflecting continued growth in gross premium volume from new business and more favorable rates.
•The lower combined ratio in 2021 compared to 2020 was primarily due to significant losses attributed to COVID-19 in 2020 and a lower attritional loss ratio due in part to the benefit of a favorable pricing environment.
•Net investment gains in 2021 reflected a substantial increase in the fair value of our equity portfolio driven by favorable market value movements during the year.
•Operating revenues, operating income and EBITDA from our Markel Ventures operations in 2021 continued to expand through both acquisitions and organic growth.
•Comprehensive income to shareholders in 2021 reflected the contribution of net income, partially offset by decreases in net unrealized gains on our fixed maturity portfolio.

"Our 2021 results show what we can achieve when all three of our operating engines – insurance, investments and Markel Ventures – power us forward. Each contributed in meaningful ways to a record-setting 2021 across many financial metrics, including operating revenues and operating income, among others," said Thomas S. Gayner and Richard R. Whitt, Co-Chief Executive Officers. "Our underwriting operations delivered a 90% combined ratio, which reflected the impact of recent underwriting actions we've taken to enhance our profitability while growing gross premium volume to $8.5 billion."

"We added two tremendous companies, Buckner and Metromont, to our Markel Ventures family of companies during a year in which revenues and EBITDA far surpassed previous record levels," Gayner and Whitt continued. "Our investment portfolio provided strong returns on the back of the terrific performance of our equity portfolio."

"We thank our employees, trading partners and customers, all of whom have played a tremendous role in our record-setting year as we continue our efforts to build shareholder value. We are especially grateful for our employees, who performed admirably in 2021 and continue to show their dedication to building Markel into one of the world's great companies."

We believe our financial performance is most meaningfully measured over longer periods of time, which tends to mitigate the effects of short-term volatility and also aligns with the longer-term perspective we apply to operating our businesses. We generally use five-year periods to measure our performance. Over the five-year period ended December 31, 2021, the compound annual growth in book value per common share outstanding was 11%. Over the five-year period ended December 31, 2021, our share price increased at a compound annual rate of 6%.

Underwriting Results

Consolidated

	Years Ended December 31,
(dollars in thousands)	2021	2020	% Change
Gross premium volume (1)	$8,480,494	$7,154,628	19%
Net written premiums	$7,119,731	$5,932,238	20%
Earned premiums	$6,503,029	$5,612,205	16%
Underwriting profit	$628,085	$127,617	392%

Underwriting Ratios (2)			Point Change
Loss ratio
Current accident year loss ratio	62.4%	72.6%	(10.2)
Prior accident years loss ratio	(7.4)%	(10.8)%	3.4
Loss ratio	55.1%	61.8%	(6.7)
Expense ratio	35.3%	36.0%	(0.7)
Combined ratio	90.3%	97.7%	(7.4)

Current accident year loss ratio catastrophe impact (3)	3.0%	3.1%	(0.1)
Current accident year loss ratio COVID-19 impact (3)	—%	6.4%	(6.4)
Prior accident years loss ratio COVID-19 impact (3)	0.2%	—%	0.2

Current accident year loss ratio, excluding COVID-19 and catastrophes	59.4%	63.1%	(3.7)
Combined ratio, excluding COVID-19 and current year catastrophes	87.1%	88.3%	(1.2)
(1)    Gross premium volume excludes $3.0 billion and $2.1 billion for the years ended December 31, 2021 and 2020, respectively, of written premiums attributable to our program services business and other fronting arrangements that were ceded.
(2)    Amounts may not reconcile due to rounding.
(3)    The point impact of catastrophes and COVID-19 is calculated as the associated net losses and loss adjustment expenses divided by total earned premiums.

Premiums

The increase in gross premium volume in our underwriting operations in 2021 was driven by new business and more favorable rates within our professional liability and general liability product lines across both of our underwriting segments. Net retention of gross premium volume for our underwriting operations was 84% in 2021 compared to 83% in 2020. The increase in earned premiums in our underwriting operations in 2021 was primarily attributable to higher gross premium volume within our professional liability and general liability product lines.

Combined Ratio

In 2021, underwriting results included $195.0 million of net losses and loss adjustment expenses attributed to natural catastrophes, including Winter Storm Uri, the floods in Europe and Hurricane Ida (2021 Catastrophes) as well as $15.7 million of net losses and loss adjustment expenses resulting from an increase in our net estimate of ultimate losses and loss adjustment expenses attributed to COVID-19. In 2020, underwriting results included $358.3 million of net losses and loss adjustment expenses attributed to COVID-19 and $172.2 million of net losses and loss adjustment expenses from natural catastrophes, including Hurricanes Laura, Sally and Isaias, as well as the derecho in Iowa and wildfires in the western U.S. (2020 Catastrophes). Excluding losses attributed to catastrophes and COVID-19, the decrease in our consolidated combined ratio in 2021 compared to 2020 was driven by a lower current accident year loss ratio within our Insurance segment, partially offset by the impact of less favorable development on prior accident years loss reserves in 2021 compared to 2020. Higher earned premiums in 2021 compared to 2020 had a favorable impact on our expense ratio and an unfavorable impact on the prior accident years loss ratio.

The net losses and loss adjustment expenses attributed to the 2021 Catastrophes as of December 31, 2021 represent our best estimates based upon information currently available. Our estimates for these losses are based on claims received to date, detailed policy and reinsurance contract level reviews, preliminary industry loss estimates and output from both industry and proprietary models, as well as analysis of our ceded reinsurance contracts. These estimates are based on various assumptions about coverage, liability and reinsurance and are subject to change. While we believe our reserves for the 2021 Catastrophes as of December 31, 2021 are adequate, we continue to closely monitor reported claims and may adjust our estimates of gross and net losses as new information becomes available.

Insurance Segment

	Years Ended December 31,
(dollars in thousands)	2021	2020	% Change
Gross premium volume	$7,239,676	$6,029,024	20%
Net written premiums	$5,998,890	$4,977,662	21%
Earned premiums	$5,465,284	$4,688,448	17%
Underwriting profit	$696,413	$169,001	312%

Underwriting Ratios (1)			Point Change
Loss ratio
Current accident year loss ratio	60.6%	71.9%	(11.3)
Prior accident years loss ratio	(9.3)%	(11.8)%	2.5
Loss ratio	51.3%	60.1%	(8.8)
Expense ratio	35.9%	36.3%	(0.4)
Combined ratio	87.3%	96.4%	(9.1)

Current accident year loss ratio catastrophe impact (2)	1.7%	2.7%	(1.0)
Current accident year loss ratio COVID-19 impact (2)	—%	6.3%	(6.3)
Prior accident years loss ratio COVID-19 impact (2)	(0.1)%	—%	(0.1)

Current accident year loss ratio, excluding COVID-19 and catastrophes	58.9%	63.0%	(4.1)
Combined ratio, excluding COVID-19 and current year catastrophes	85.6%	87.4%	(1.8)
(1)    Amounts may not reconcile due to rounding.
(2)    The point impact of catastrophes and COVID-19 is calculated as the associated net losses and loss adjustment expenses divided by total earned premiums.

Premiums

The increase in gross premium volume in our Insurance segment in 2021 was driven by growth across all of our product lines, most notably within our professional liability and general liability product lines, which experienced higher new business volume and benefited from more favorable rates and higher retention of renewals. Additionally, our personal lines product lines experienced significant growth in 2021 primarily attributable to the continued expansion of our classic cars business. Net retention of gross premium volume was 83% in both 2021 and 2020. The increase in earned premiums in 2021 was primarily due to the higher gross premium volume.

Combined Ratio

The Insurance segment's current accident year losses and loss adjustment expenses in 2021 included $94.7 million of net losses and loss adjustment expenses from the 2021 Catastrophes. Current accident year losses in 2020 included $296.4 million and $124.4 million of net losses and loss adjustment expenses attributed to COVID-19 and the 2020 Catastrophes, respectively. Excluding losses attributed to catastrophes and COVID-19, the decrease in the current accident year loss ratio in 2021 compared to 2020 was primarily attributable to lower attritional loss ratios within our professional liability, general liability and property product lines, primarily due to the benefit of achieving higher premium rates.

The Insurance segment's 2021 combined ratio included $506.3 million of favorable development on prior accident years loss reserves compared to $554.6 million in 2020. The decrease in favorable development was primarily due to less favorable development on our professional liability product lines in 2021 compared to 2020, partially offset by more favorable development on our property product lines in 2021 compared to 2020. Additionally, higher earned premiums in 2021 compared to 2020 had an unfavorable impact on the prior accident years loss ratio. In 2021 and 2020, favorable development was most significant on our general liability, workers' compensation, marine and energy and professional liability product lines. In 2021, we also had significant favorable development on our property product lines.

The modest decrease in the Insurance segment's expense ratio in 2021 was primarily due to the favorable impact of higher earned premiums, partially offset by higher profit sharing expenses in 2021 compared to 2020 as a result of improved profitability.

Reinsurance Segment

	Years Ended December 31,
(dollars in thousands)	2021	2020	% Change
Gross premium volume	$1,246,143	$1,130,923	10%
Net written premiums	$1,126,167	$960,123	17%
Earned premiums	$1,042,048	$929,348	12%
Underwriting loss	$(55,238)	$(34,009)	(62)%

Underwriting Ratios (1)			Point Change
Loss ratio
Current accident year loss ratio	72.0%	75.3%	(3.3)
Prior accident years loss ratio	1.9%	(5.6)%	7.5
Loss ratio	73.9%	69.8%	4.1
Expense ratio	31.4%	33.9%	(2.5)
Combined ratio	105.3%	103.7%	1.6

Current accident year loss ratio catastrophe impact (2) (3)	9.6%	5.1%	4.5
Current accident year loss ratio COVID-19 impact (2)	—%	6.7%	(6.7)
Prior accident years loss ratio COVID-19 impact (2)	2.1%	—%	2.1

Current accident year loss ratio, excluding COVID-19 and catastrophes	62.3%	63.5%	(1.2)
Combined ratio, excluding COVID-19 and current year catastrophes	93.6%	91.9%	1.7
(1)    Amounts may not reconcile due to rounding.
(2)    The point impact of catastrophes and COVID-19 is calculated as the associated net losses and loss adjustment expenses divided by total earned premiums.
(3)    The point impact of catastrophes does not include the favorable impact of assumed reinstatement premiums associated with the 2021 Catastrophes of $21.7 million for the year ended December 31, 2021. Reinstatement premiums were not significant for the year ended December 31, 2020.

Premiums

The increase in gross premium volume in our Reinsurance segment in 2021 was primarily attributable to new business and increases on renewals within our professional liability and general liability product lines, including favorable premium adjustments within our professional liability product lines, partially offset by lower gross premiums within our property product lines. The increases on renewals and favorable premium adjustments were primarily due to increased exposures arising from growth in underlying portfolios and more favorable rates. Significant variability in gross premium volume can be expected in our Reinsurance segment due to individually significant contracts and multi-year contracts.

Lower gross premiums within our property product lines in 2021 were primarily attributable to non-renewals following our decision to discontinue writing property reinsurance business on a risk-bearing basis effective January 1, 2021. We continued to have property loss exposure throughout 2021, including catastrophe exposure, on property treaties written in prior years with contract terms that extended beyond January 1, 2021 and on our retrocessional reinsurance property business, which we discontinued writing effective January 1, 2022. With few exceptions, effective January 1, 2022, we no longer have exposure to reinsurance and retrocessional reinsurance property risks within our Reinsurance segment.

Net retention of gross premium volume was 90% in 2021 compared to 85% in 2020. The increase in net retention was driven by changes in mix of business. Our growing professional liability and general liability product lines are fully retained while the non-renewed property business had a lower retention rate than the rest of the segment.

The increase in earned premiums in 2021 was primarily attributable to growth in gross premium volume within our general liability and professional liability product lines in recent years, partially offset by the impact of lower gross premiums within our property product lines as a result of our decision to discontinue writing property reinsurance business, as previously discussed.

Combined Ratio

The Reinsurance segment's current accident year losses and loss adjustment expenses in 2021 included $100.3 million of net losses and loss adjustment expenses attributed to the 2021 Catastrophes. Partially offsetting the impact of losses attributed to the 2021 Catastrophes was $21.7 million of favorable reinstatement premiums in 2021 attributed to these events. Current accident year losses in 2020 included $61.9 million and $47.8 million of net losses and loss adjustment expenses attributed to COVID-19 and the 2020 Catastrophes, respectively. Catastrophe losses and reinstatement premiums in 2021 were primarily attributed to our retrocessional reinsurance property business, a portion of which was ceded to Lodgepine Re effective July 1, 2021, and our property reinsurance product lines, both of which we have discontinued writing on a risk-bearing basis, as previously discussed. Catastrophe losses in 2020, and a portion of our 2020 COVID-19 losses, were also attributed to our property reinsurance product lines. Excluding the impact of catastrophes and COVID-19, the decrease in the current accident year loss ratio was driven by our professional liability and general liability product lines. These product lines benefited from higher premium rates and an increase in the proportion of quota share contract structures within our portfolio, which generally have lower loss ratios than excess of loss contracts. The favorable impact of changes in these product lines on the current accident year loss ratio was partially offset by an unfavorable impact from the change in mix of business within the segment as the non-renewed property business had a lower attritional loss ratio than the rest of the segment.

The Reinsurance segment's 2021 combined ratio included $19.9 million of adverse development on prior accident years loss reserves, which was primarily attributable to our property product lines, as well as additional exposures recognized on prior accident years related to net favorable premium adjustments on our professional liability product lines. Adverse development on our property product lines was primarily attributable to an increase in reserves attributed to COVID-19, reflecting changes in our net estimates resulting from updated and new loss information from cedents. We also had net adverse development within our property product lines on natural catastrophes that occurred in recent years, however, this adverse development was largely offset by favorable development on natural catastrophes within other product lines in the Reinsurance segment. In 2021, the increase in prior years loss reserves on our property and professional liability product lines was also partially offset by favorable development on our general liability and credit and surety product lines. In 2020, the combined ratio included $51.8 million of favorable development on prior accident years loss reserves, which reflected favorable development on our property product lines, partially offset by adverse development on our public entity and professional liability product lines and additional exposures recognized on prior accident years related to net favorable premium adjustments on our professional liability product lines.

The decrease in the Reinsurance segment's expense ratio in 2021 was primarily attributable to lower compensation and general expenses due to the discontinuation of our property reinsurance business as well as the favorable impact of higher earned premiums in 2021 compared to 2020.

Investing Results

We measure investing results by our net investment income, net investment gains and the change in net unrealized gains on available-for-sale investments, as well as investment yield and taxable equivalent total investment return. The following table summarizes our investment performance.

	Years Ended December 31,
(dollars in thousands)	2021	2020	Change
Net investment income	$374,601	$371,830	1%
Net investment gains	$1,978,534	$617,979	$1,360,555
Change in net unrealized gains on available-for-sale investments (1)	$(450,096)	$442,089	$(892,185)
Investment yield (2) (3)	2.0%	2.4%	(0.4)
Taxable equivalent total investment return (3)	8.8%	9.4%	(0.6)
(1)    The change in net unrealized gains on available-for-sale investments included an increase related to an adjustment to our life and annuity benefit reserves of $63.0 million for the year ended December 31, 2021 and a decrease related to an adjustment to our life and annuity benefit reserves of $68.2 million for the year ended December 31, 2020.
(2)    Investment yield reflects net investment income as a percentage of monthly average invested assets at amortized cost.
(3)    See Supplemental Financial Information for a reconciliation of investment yield to taxable equivalent total investment return.

The increase in net investment income in 2021 was driven by higher dividend income in 2021 and income on our equity method investments in 2021 compared to losses in 2020. This increase was partially offset by lower interest income on our short-term investments due to lower short-term interest rates in 2021 compared to 2020.

Net investment gains in both 2021 and 2020 were primarily attributable to an increase in the fair value of our equity securities driven by favorable market value movements. Net investment gains in 2020 reflected significant market volatility experienced during the year. The impact of significant declines in the fair value of our equity securities in the first quarter of 2020, driven by unfavorable market value movements resulting from the onset of the COVID-19 pandemic, were more than offset by increases in the fair value of our equity securities over the subsequent three quarters of 2020.

The decrease in net unrealized gains on available-for-sale investments in 2021 was attributable to decreases in the fair value of our fixed maturity securities as a result of an increase in interest rates during 2021. The increase in net unrealized gains on available-for-sale investments in 2020 was attributable to increases in the fair value of our fixed maturity securities as a result of a decrease in interest rates during 2020.

Markel Ventures

Our Markel Ventures segment includes a diverse portfolio of businesses from different industries that offer various types of products and services to businesses and consumers. In August 2021, we acquired a controlling interest in Buckner HeavyLift Cranes (Buckner), a provider of crane rental services for large commercial contractors. In December 2021, we acquired a controlling interest in Metromont LLC (Metromont), a precast concrete manufacturer and concrete building solutions provider for commercial projects. Due to the one-month lag in consolidating the results of Markel Ventures, the results of Metromont will be included in our consolidated results beginning in January 2022. The following table summarizes the results from our Markel Ventures segment.

	Years Ended December 31,
(dollars in thousands)	2021	2020	Change
Operating revenues	$3,643,827	$2,794,959	30%
Operating income (1)	$272,552	$254,078	7%
EBITDA (1)	$402,700	$366,934	10%
Net income to shareholders	$174,407	$145,449	20%
(1)    See Supplemental Financial Information for a reconciliation of Markel Ventures operating income to Markel Ventures earnings before interest, income taxes, depreciation and amortization (EBITDA).

The increase in operating revenues in 2021 was driven by an increase of $638.9 million from our construction services businesses primarily due to an increased contribution from Lansing Building Products, LLC (Lansing), which was acquired in April 2020, and the contribution from Buckner in the fourth quarter of 2021, as well as improved pricing and increased demand in 2021 compared to 2020. Additionally, operating revenues in 2021 increased across our transportation-related and equipment manufacturing businesses, due in part to lower sales volumes at most of these businesses in 2020 as a result of the economic and social disruption caused by the COVID-19 pandemic, and in our consumer and building products businesses, given increased demand reflecting increases in consumer spending in 2021. These increases in operating revenues were partially offset by lower operating revenues from our healthcare businesses due to the sale of certain subsidiaries of one of these businesses in January 2021.

The benefit of increases in operating revenues to operating income, EBITDA and net income to shareholders in 2021 was reduced by increased costs of goods sold across many of our businesses, which are reflective of current economic conditions where supply constraints are contributing to increasing wholesale prices, particularly for raw materials, across a variety of industries.

The increase in operating income, EBITDA and net income to shareholders in 2021 was driven by higher revenues at our construction services businesses, as previously discussed. The increase was also attributable to a pre-tax transaction gain of $22.0 million, which was included in services and other expenses and recognized in connection with the sale of certain subsidiaries at one of our healthcare businesses, as previously discussed, as well as other associated changes in this business. These increases were partially offset by the impact of lower revenues and operating margins at one of our consulting services businesses in 2021 as well as a $17.2 million pre-tax increase in our estimate of the contingent consideration obligations related to better than expected financial performance of certain of our recent acquisitions.

Other Operations

The following table presents the components of operating revenues and operating expenses that are not included in a reportable segment.

	Years Ended December 31,
	2021			2020
(dollars in thousands)	Services and other revenues	Services and other expenses	Amortization of intangible assets	Services and other revenues	Services and other expenses	Amortization of intangible assets
Other operations:
Insurance-linked securities	$202,019	$186,510	$38,448	$200,928	$168,118	$38,447
Program services and other fronting	125,716	20,132	20,938	104,171	20,427	20,937
Life and annuity	1,515	16,667	—	1,233	17,713	—
Other (1)	17,195	30,534	2,403	32,006	81,251	5,453
	346,445	253,843	61,789	338,338	287,509	64,837
Underwriting operations (2)			41,182			41,906
Total	$346,445	$253,843	$102,971	$338,338	$287,509	$106,743
(1)     Other includes the results of our run-off Lodgepine and Markel CATCo operations for both periods presented. For the year ended December 31, 2020, services and other expenses included a legal settlement at our Markel CATCo operations.
(2)     Amortization of intangible assets attributable to our underwriting operations is not allocated between the Insurance and Reinsurance segments.

Insurance-Linked Securities

The increase in operating revenues in our Nephila insurance-linked securities operations in 2021 was driven by growth in our managing general agent operations, partially offset by lower investment management fees. The decrease in investment management fees was primarily due to higher management fees in 2020 attributable to releases of capital from side pocket reserves, which were more significant in 2020 than 2021, as well as lower average assets under management during 2021. Nephila's net assets under management were $8.8 billion and $9.6 billion as of December 31, 2021 and 2020, respectively.

Program Services and Other Fronting

The increase in operating revenues and operating income in our program services and other fronting operations in 2021 was primarily due to higher gross premium volume at our program services operations driven by the expansion of existing programs, as well as growth from new programs. Gross premiums in our program services operations were $2.7 billion and $2.1 billion for the years ended December 31, 2021 and 2020, respectively.

Income Taxes

The effective tax rate was 22% in 2021 compared to 17% in 2020. The effective tax rate for 2020 differs from the effective tax rate in 2021, and the statutory rate of 21%, primarily due to a tax benefit that was recognized in 2020 for accumulated losses on certain investments we sold that were not previously deductible.

Financial Condition

Investments, cash and cash equivalents and restricted cash and cash equivalents (invested assets) were $28.3 billion at December 31, 2021 compared to $24.9 billion at December 31, 2020. The increase was primarily attributable to cash provided by operating activities of $2.3 billion, as well as an increase in the fair value of our equity securities, driven by favorable market value movements. Net cash provided by operating activities increased from $1.7 billion in 2020, primarily due to higher net premium collections, partially offset by higher claims settlement activity, as a result of continued growth in premium volume within our Insurance segment.

At December 31, 2021, our holding company held $5.3 billion of invested assets compared to $4.1 billion of invested assets at December 31, 2020. The increase in holding company invested assets was primarily due to dividends received from our subsidiaries, net proceeds from our May 2021 debt offering and an increase in the fair value of equity securities, partially offset by cash used in connection with the acquisition of Metromont and to repurchase outstanding shares of our common stock.

Investment in Hagerty

We hold an investment in Hagerty, Inc. (Hagerty), an automotive enthusiast brand offering integrated membership products and programs as well as a specialty insurance provider focused on the global automotive enthusiast market. Hagerty became a publicly traded company in December 2021 and in conjunction raised additional capital through a private offering, which included an additional $30.0 million investment by us. Following these transactions, our ownership interest in Hagerty is 23% and is comprised of Class A common shares, which are listed for trading on the New York Stock Exchange, as well as Class V common shares, associated with our original investment in 2019, that can be converted on a one-for-one basis into Class A common shares.

For accounting purposes, we are deemed to have the ability to exercise significant influence over Hagerty and are therefore required to account for our investment in Hagerty under the equity method, rather than at fair value. As of December 31, 2021, the carrying value of our investment in Hagerty was $256.6 million, which was included within other assets on the consolidated balance sheet. As of December 31, 2021, the estimated value of our investment, based on the closing stock price of Hagerty's Class A common shares, was $1.1 billion.

Safe Harbor and Cautionary Statement

This release contains statements concerning or incorporating our expectations, assumptions, plans, objectives, future financial or operating performance and other statements that are not historical facts. These statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to us or our management.

There are risks and uncertainties that may cause actual results to differ materially from predicted results in forward-looking statements. Factors that may cause actual results to differ are often presented with the forward-looking statements themselves. Additional factors that could cause actual results to differ from those predicted are set forth under "Business Overview," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our 2020 Annual Report on Form 10-K, or our most recent Quarterly Report on Form 10-Q, or are included in the items listed below:

•current global economic, market and industry conditions, as well as significant volatility, uncertainty and disruption caused by the COVID-19 pandemic, including governmental, legislative, judicial or regulatory actions or developments affecting our businesses;
•our expectations about future results of our underwriting, investing, Markel Ventures and other operations are based on current knowledge and assume no significant man-made or natural catastrophes, no significant changes in products or personnel and no adverse changes in market conditions;
•the effect of cyclical trends on our underwriting, investing, Markel Ventures and other operations, including demand and pricing in the insurance, reinsurance and other markets in which we operate;
•actions by competitors, including the use of technology and innovation to simplify the customer experience, increase efficiencies, redesign products, alter models and effect other potentially disruptive changes in the insurance industry, and the effect of competition on market trends and pricing;
•our efforts to develop new products, expand in targeted markets or improve business processes and workflows may not be successful and may increase or create new risks (e.g., insufficient demand, change to risk exposures, distribution channel conflicts, execution risk, increased expenditures);
•the frequency and severity of man-made and natural catastrophes (including earthquakes, wildfires and weather-related catastrophes) may exceed expectations, are unpredictable and, in the case of wildfires and weather-related catastrophes, may be exacerbated if, as many forecast, changing conditions in the climate, oceans and atmosphere result in increased hurricane, flood, drought or other adverse weather-related activity;
•we offer insurance and reinsurance coverage against terrorist acts in connection with some of our programs, and in other instances we are legally required to offer terrorism insurance; in both circumstances, we actively manage our exposure, but if there is a covered terrorist attack, we could sustain material losses;
•emerging claim and coverage issues, changing industry practices and evolving legal, judicial, social and other environmental trends or conditions, can increase the scope of coverage, the frequency and severity of claims and the period over which claims may be reported; these factors, as well as inherent uncertainties in the loss estimation process, can adversely impact the adequacy of our loss reserves and our allowance for reinsurance recoverables;
•reinsurance reserves are subject to greater uncertainty than insurance reserves, primarily because of reliance upon the original underwriting decisions made by ceding companies and the longer lapse of time from the occurrence of loss events to their reporting to the reinsurer for ultimate resolution;
•inaccuracies (whether due to data error, human error or otherwise) in the various modeling techniques and data analytics (e.g., scenarios, predictive and stochastic modeling, and forecasting) we use to analyze and estimate exposures, loss trends and other risks associated with our insurance and insurance-linked securities businesses could cause us to misprice our products or fail to appropriately estimate the risks to which we are exposed;
•changes in the assumptions and estimates used in establishing reserves for our life and annuity reinsurance book (which is in runoff), for example, changes in assumptions and estimates of mortality, longevity, morbidity and interest rates, could result in material increases in our estimated loss reserves for such business;
•adverse developments in insurance coverage litigation or other legal or administrative proceedings could result in material increases in our estimates of loss reserves;

•initial estimates for catastrophe losses are often based on limited information, are dependent on broad assumptions about the nature and extent of losses, coverage, liability and reinsurance, and those losses may ultimately differ materially from our expectations;
•changes in the availability, costs, quality and providers of reinsurance coverage, which may impact our ability to write or continue to write certain lines of business or to mitigate the volatility of losses on our results of operations and financial condition;
•the ability or willingness of reinsurers to pay balances due may be adversely affected by industry and economic conditions, deterioration in reinsurer credit quality and coverage disputes, and collateral we hold, if any, may not be sufficient to cover a reinsurer's obligation to us;
•after the commutation of ceded reinsurance contracts, any subsequent adverse development in the re-assumed loss reserves will result in a charge to earnings;
•regulatory actions can impede our ability to charge adequate rates and efficiently allocate capital;
•general economic and market conditions and industry specific conditions, including extended economic recessions or expansions; prolonged periods of slow economic growth; inflation or deflation; fluctuations in foreign currency exchange rates, commodity and energy prices and interest rates; volatility in the credit and capital markets; and other factors;
•economic conditions, actual or potential defaults in corporate bonds, municipal bonds, mortgage-backed securities or sovereign debt obligations, volatility in interest and foreign currency exchange rates and changes in market value of concentrated investments can have a significant impact on the fair value of our fixed maturity securities and equity securities, as well as the carrying value of our other assets and liabilities, and this impact may be heightened by market volatility and our ability to mitigate our sensitivity to these changing conditions;
•economic conditions may adversely affect our access to capital and credit markets;
•the effects of government intervention, including material changes in the monetary policies of central banks, to address financial downturns and economic and currency concerns;
•the impacts that political and civil unrest and regional conflicts may have on our businesses and the markets they serve or that any disruptions in regional or worldwide economic conditions generally arising from these situations may have on our businesses, industries or investments;
•the impacts that health epidemics and pandemics, including the COVID-19 pandemic, as well as actions of local, state and federal authorities in response thereto, may have on our business operations and claims activity;
•changes in U.S. tax laws, regulations or interpretations, or in the tax laws, regulations or interpretations of other jurisdictions in which we operate, and adjustments we may make in our operations or tax strategies in response to those changes;
•a failure or security breach of, or cyber-attack on, enterprise information technology systems that we use or a failure to comply with data protection or privacy regulations;
•outsourced providers may perform poorly, breach their obligations to us or expose us to enhanced risks;
•our acquisitions may increase our operational and internal control risks for a period of time;
•we may not realize the contemplated benefits, including cost savings and synergies, of our acquisitions;
•any determination requiring the write-off of a significant portion of our goodwill and intangible assets;
•the failure or inadequacy of any methods we employ to manage our loss exposures;
•the loss of services of any executive officer or other key personnel could adversely impact one or more of our operations;
•the manner in which we manage our global operations through a network of business entities could result in inconsistent management, governance and oversight practices and make it difficult for us to implement strategic decisions and coordinate procedures;
•our substantial international operations and investments expose us to increased political, civil, operational and economic risks, including foreign currency exchange rate and credit risk;
•the political, legal, regulatory, financial, tax and general economic impacts, and other impacts we cannot anticipate, related to the United Kingdom's withdrawal from the European Union (Brexit), which could have adverse consequences for our businesses, particularly our London-based international insurance operations;
•our ability to obtain additional capital for our operations on terms favorable to us;

•our compliance, or failure to comply, with covenants and other requirements under our revolving credit facility, senior debt and other indebtedness and our preferred shares;
•our ability to maintain or raise third-party capital for existing or new investment vehicles and risks related to our management of third-party capital;
•the effectiveness of our procedures for compliance with existing and future guidelines, policies and legal and regulatory standards, rules, laws and regulations;
•the impact of economic and trade sanctions and embargo programs on our businesses, including instances in which the requirements and limitations applicable to the global operations of U.S. companies and their affiliates are more restrictive than, or conflict with, those applicable to non-U.S. companies and their affiliates;
•regulatory changes, or challenges by regulators, regarding the use of certain issuing carrier or fronting arrangements;
•our dependence on a limited number of brokers for a large portion of our revenues and third-party capital;
•adverse changes in our assigned financial strength, debt or preferred share ratings or outlook could adversely impact us, including our ability to attract and retain business, the amount of capital our insurance subsidiaries must hold and the availability and cost of capital;
•changes in the amount of statutory capital our insurance subsidiaries are required to hold, which can vary significantly and is based on many factors, some of which are outside our control;
•losses from litigation and regulatory investigations and actions;
•investor litigation or disputes, as well as regulatory inquiries, investigations or proceedings, including the inquiry by the Bermuda Monetary Authority, related to our Markel CATCo operations; delays or disruptions in the run-off of those operations; or the inability to complete, or failure to realize the benefits of, the proposed transaction that would allow the accelerated return of capital to our Markel CATCo investors, including due to the failure to obtain requisite approvals or satisfaction of other conditions on the proposed terms and schedule; and
•a number of additional factors may adversely affect our Markel Ventures operations, and the markets they serve, and negatively impact their revenues and profitability, including, among others: adverse weather conditions, plant disease and other contaminants; changes in government support for education, healthcare and infrastructure projects; changes in capital spending levels; changes in the housing, commercial and industrial construction markets; liability for environmental matters; supply chain and shipping issues, including increases in freight costs; volatility in the market prices for their products; and volatility in commodity, wholesale and raw materials prices and interest and foreign currency exchange rates.

Results from our underwriting, investing, Markel Ventures and other operations have been and will continue to be potentially materially affected by these factors.

By making forward-looking statements, we do not intend to become obligated to publicly update or revise any such statements whether as a result of new information, future events or other changes. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as at their dates.

Our previously announced conference call, which will involve discussion of our quarterly and year-end financial results and business developments and may include forward-looking information, will be held Thursday, February 3, 2022, beginning at 9:30 a.m. (Eastern Time). Investors, analysts and the general public may listen to the call free over the Internet through Markel Corporation's website at www.markel.com in the "For investors" section. Any person needing additional information can contact Markel's Investor Relations Department at IR@markel.com. A replay of the call also will be available on our website from approximately one hour after the conclusion of the call until Monday, February 14, 2022.

* * * * * * * *

About Markel Corporation

Markel Corporation is a diverse financial holding company serving a variety of niche markets. The Company's principal business markets and underwrites specialty insurance products. In each of the Company's businesses, it seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value. Visit Markel Corporation on the web at www.markel.com.

Markel Corporation and Subsidiaries
Consolidated Statements of Income and Comprehensive Income

	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands, except per share data)	2021	2020	2021	2020
OPERATING REVENUES
Earned premiums	$1,806,797	$1,526,894	$6,503,029	$5,612,205
Net investment income	90,506	97,588	374,601	371,830
Net investment gains	802,743	848,875	1,978,534	617,979
Products revenues	384,976	321,734	1,712,120	1,439,515
Services and other revenues	673,083	560,559	2,278,141	1,693,537
Total Operating Revenues	3,758,105	3,355,650	12,846,425	9,735,066
OPERATING EXPENSES
Losses and loss adjustment expenses	938,091	814,150	3,581,205	3,466,961
Underwriting, acquisition and insurance expenses	648,876	540,278	2,293,739	2,017,627
Products expenses	371,371	281,234	1,544,506	1,256,159
Services and other expenses	580,593	536,387	2,022,935	1,561,120
Amortization of intangible assets	41,989	39,039	160,539	159,315
Total Operating Expenses	2,580,920	2,211,088	9,602,924	8,461,182
Operating Income	1,177,185	1,144,562	3,243,501	1,273,884
Interest expense	(48,167)	(44,381)	(183,579)	(177,582)
Net foreign exchange gains (losses)	10,594	(87,117)	72,271	(95,853)
Income Before Income Taxes	1,139,612	1,013,064	3,132,193	1,000,449
Income tax expense	(264,560)	(165,635)	(684,458)	(168,682)
Net Income	875,052	847,429	2,447,735	831,767
Net income attributable to noncontrolling interests	(3,923)	(130)	(22,732)	(15,737)
Net Income to Shareholders	871,129	847,299	2,425,003	816,030
Preferred stock dividends	(18,000)	(18,400)	(36,000)	(18,400)
Net Income to Common Shareholders	$853,129	$828,899	$2,389,003	$797,630

OTHER COMPREHENSIVE INCOME (LOSS)
Change in net unrealized gains on available-for-sale investments, net of taxes:
Net holding gains (losses) arising during the period	$(85,636)	$54,672	$(348,315)	$356,159
Reclassification adjustments for net gains (losses) included in net income	(2,816)	174	(6,623)	(3,386)
Change in net unrealized gains on available-for-sale investments, net of taxes	(88,452)	54,846	(354,938)	352,773
Change in foreign currency translation adjustments, net of taxes	117	38,230	(213)	29,847
Change in net actuarial pension loss, net of taxes	6,558	(8,420)	8,390	(6,998)
Total Other Comprehensive Income (Loss)	(81,777)	84,656	(346,761)	375,622
Comprehensive Income	793,275	932,085	2,100,974	1,207,389
Comprehensive income attributable to noncontrolling interests	(3,918)	(124)	(22,730)	(15,755)
Comprehensive Income to Shareholders	$789,357	$931,961	$2,078,244	$1,191,634

NET INCOME PER COMMON SHARE
Basic	$62.65	$59.44	$176.92	$55.67
Diluted	$62.44	$59.33	$176.51	$55.63

Markel Corporation and Subsidiaries
Selected Data

	December 31,
(in thousands, except per share data)	2021	2020
Total investments, cash and cash equivalents and restricted cash and cash equivalents	$28,292,167	$24,926,592
Reinsurance recoverables	7,293,555	5,989,337
Goodwill and intangible assets	4,271,626	4,387,342
Total assets	48,448,866	41,710,054
Unpaid losses and loss adjustment expenses	18,178,894	16,222,376
Unearned premiums	5,383,619	4,433,245
Senior long-term debt and other debt	4,361,266	3,484,023
Total shareholders' equity	14,695,048	12,799,789
Book value per common share outstanding	$1,034.56	$885.72
Common shares outstanding	13,632	13,783

Markel Corporation and Subsidiaries
Supplemental Financial Information
Components of Consolidated Operating Income
Segment Results

	Quarter Ended December 31, 2021
(dollars in thousands)	Insurance	Reinsurance	Investing	Markel Ventures	Other (1)	Consolidated
Gross premium volume	$1,880,383	$253,508	$—	$—	$647,324	$2,781,215
Net written premiums	1,571,589	233,085	—	—	(2,274)	1,802,400

Earned premiums	1,536,460	272,017	—	—	(1,680)	1,806,797
Losses and loss adjustment expenses:
Current accident year	(863,151)	(188,589)	—	—	—	(1,051,740)
Prior accident years	108,569	14,176	—	—	(9,096)	113,649
Underwriting, acquisition and insurance expenses	(554,475)	(94,170)	—	—	(231)	(648,876)
Underwriting profit (loss)	227,403	3,434	—	—	(11,007)	219,830
Net investment income	—	—	90,503	3	—	90,506
Net investment gains	—	—	802,743	—	—	802,743
Products revenues	—	—	—	384,976	—	384,976
Services and other revenues	—	—	—	568,555	104,528	673,083
Products expenses	—	—	—	(371,371)	—	(371,371)
Services and other expenses	—	—	—	(508,244)	(72,349)	(580,593)
Amortization of intangible assets (2)	—	—	—	(16,464)	(25,525)	(41,989)
Operating income (loss)	$227,403	$3,434	$893,246	$57,455	$(4,353)	$1,177,185

Combined ratio	85%	99%			NM (3)	88%

	Quarter Ended December 31, 2020
(dollars in thousands)	Insurance	Reinsurance	Investing	Markel Ventures	Other (1)	Consolidated
Gross premium volume	$1,546,875	$172,394	$—	$—	$578,646	$2,297,915
Net written premiums	1,293,895	139,550	—	—	(1,356)	1,432,089

Earned premiums	1,287,688	240,464	—	—	(1,258)	1,526,894
Losses and loss adjustment expenses:
Current accident year	(819,075)	(166,022)	—	—	—	(985,097)
Prior accident years	149,937	22,706	—	—	(1,696)	170,947
Underwriting, acquisition and insurance expenses	(453,208)	(87,072)	—	—	2	(540,278)
Underwriting profit (loss)	165,342	10,076	—	—	(2,952)	172,466
Net investment income	—	—	97,585	3	—	97,588
Net investment gains	—	—	848,875	—	—	848,875
Products revenues	—	—	—	321,734	—	321,734
Services and other revenues	—	—	—	459,730	100,829	560,559
Products expenses	—	—	—	(281,234)	—	(281,234)
Services and other expenses	—	(41,461)	—	(433,648)	(61,278)	(536,387)
Amortization of intangible assets (2)	—	—	—	(13,273)	(25,766)	(39,039)
Operating income (loss)	$165,342	$(31,385)	$946,460	$53,312	$10,833	$1,144,562

Combined ratio	87%	96%			NM (3)	89%
(1)    Other represents the total profit (loss) attributable to our operations that are not included in a reportable segment as well as any amortization of intangible assets that is not allocated to a reportable segment. Amortization of intangible assets attributable to our underwriting segments is not allocated between the Insurance and Reinsurance segments and is therefore included in Other.
(2)    Segment profit for the Markel Ventures segment includes amortization of intangible assets attributable to Markel Ventures. Amortization of intangible assets attributable to our underwriting segments is not allocated between the Insurance and Reinsurance segments and is therefore included in Other.
(3)    NM - Ratio is not meaningful

	Year Ended December 31, 2021
(dollars in thousands)	Insurance	Reinsurance	Investing	Markel Ventures	Other (1)	Consolidated
Gross premium volume	$7,239,676	$1,246,143	$—	$—	$2,952,863	$11,438,682
Net written premiums	5,998,890	1,126,167	—	—	(5,326)	7,119,731

Earned premiums	5,465,284	1,042,048	—	—	(4,303)	6,503,029
Losses and loss adjustment expenses:
Current accident year	(3,311,185)	(749,815)	—	—	—	(4,061,000)
Prior accident years	506,292	(19,928)	—	—	(6,569)	479,795
Underwriting, acquisition and insurance expenses	(1,963,978)	(327,543)	—	—	(2,218)	(2,293,739)
Underwriting profit (loss)	696,413	(55,238)	—	—	(13,090)	628,085
Net investment income	—	—	374,590	11	—	374,601
Net investment gains	—	—	1,978,534	—	—	1,978,534
Products revenues	—	—	—	1,712,120	—	1,712,120
Services and other revenues	—	—	—	1,931,696	346,445	2,278,141
Products expenses	—	—	—	(1,544,506)	—	(1,544,506)
Services and other expenses	—	109	—	(1,769,201)	(253,843)	(2,022,935)
Amortization of intangible assets (2)	—	—	—	(57,568)	(102,971)	(160,539)
Operating income (loss)	$696,413	$(55,129)	$2,353,124	$272,552	$(23,459)	$3,243,501

Combined ratio	87%	105%			NM (3)	90%

	Year Ended December 31, 2020
(dollars in thousands)	Insurance	Reinsurance	Investing	Markel Ventures	Other (1)	Consolidated
Gross premium volume	$6,029,024	$1,130,923	$—	$—	$2,106,718	$9,266,665
Net written premiums	4,977,662	960,123	—	—	(5,547)	5,932,238

Earned premiums	4,688,448	929,348	—	—	(5,591)	5,612,205
Losses and loss adjustment expenses:
Current accident year	(3,373,085)	(700,240)	—	—	—	(4,073,325)
Prior accident years	554,586	51,755	—	—	23	606,364
Underwriting, acquisition and insurance expenses	(1,700,948)	(314,872)	—	—	(1,807)	(2,017,627)
Underwriting profit (loss)	169,001	(34,009)	—	—	(7,375)	127,617
Net investment income	—	—	371,585	245	—	371,830
Net investment gains	—	—	617,979	—	—	617,979
Products revenues	—	—	—	1,439,515	—	1,439,515
Services and other revenues	—	—	—	1,355,199	338,338	1,693,537
Products expenses	—	—	—	(1,256,159)	—	(1,256,159)
Services and other expenses	—	(41,461)	—	(1,232,150)	(287,509)	(1,561,120)
Amortization of intangible assets (2)	—	—	—	(52,572)	(106,743)	(159,315)
Operating income (loss)	$169,001	$(75,470)	$989,564	$254,078	$(63,289)	$1,273,884

Combined ratio	96%	104%			NM (3)	98%
(1)    Other represents the total profit (loss) attributable to our operations that are not included in a reportable segment as well as any amortization of intangible assets that is not allocated to a reportable segment. Amortization of intangible assets attributable to our underwriting segments is not allocated between the Insurance and Reinsurance segments and is therefore included in Other.
(2)    Segment profit for the Markel Ventures segment includes amortization of intangible assets attributable to Markel Ventures. Amortization of intangible assets attributable to our underwriting segments is not allocated between the Insurance and Reinsurance segments and is therefore included in Other.
(3)    NM - Ratio is not meaningful

Underwriting Results
Components of Quarter-to-Date Combined Ratio

	Quarters Ended December 31,
	2021			2020
	Insurance	Reinsurance	Consolidated	Insurance	Reinsurance	Consolidated
Underwriting Ratios (1)
Loss ratio
Current accident year loss ratio	56.2%	69.3%	58.2%	63.6%	69.0%	64.5%
Prior accident years loss ratio	(7.1)%	(5.2)%	(6.3)%	(11.6)%	(9.4)%	(11.2)%
Loss ratio	49.1%	64.1%	51.9%	52.0%	59.6%	53.3%
Expense ratio	36.1%	34.6%	35.9%	35.2%	36.2%	35.4%
Combined ratio	85.2%	98.7%	87.8%	87.2%	95.8%	88.7%

Current accident year loss ratio catastrophe impact (2)	0.4%	2.5%	0.7%	4.5%	5.3%	4.6%
Current accident year loss ratio COVID-19 impact (2)	—%	—%	—%	(0.7)%	(1.9)%	(0.9)%
Prior accident years loss ratio COVID-19 impact (2)	(0.1)%	1.0%	—%	—%	—%	—%

Current accident year loss ratio, excluding COVID-19 and catastrophes	55.8%	66.8%	57.5%	59.8%	65.7%	60.8%
Combined ratio, excluding COVID-19 and current year catastrophes	85.0%	95.2%	87.1%	83.4%	92.5%	85.0%
(1)    Amounts may not reconcile due to rounding.
(2)    The point impact of catastrophes and COVID-19 is calculated as the associated net losses and loss adjustment expenses divided by total earned premiums.

Net Income per Common Share

	Quarters Ended December 31,		Years Ended December 31,
(in thousands, except per share amounts)	2021	2020	2021	2020
Net income to common shareholders	$853,129	$828,899	$2,389,003	$797,630
Adjustment of redeemable noncontrolling interests	5,321	(8,024)	46,874	(28,705)
Adjusted net income to common shareholders	$858,450	$820,875	$2,435,877	$768,925

Basic common shares outstanding	13,702	13,811	13,768	13,811
Dilutive potential common shares from restricted stock units and restricted stock	47	24	32	12
Diluted common shares outstanding	13,749	13,835	13,800	13,823
Basic net income per common share	$62.65	$59.44	$176.92	$55.67
Diluted net income per common share	$62.44	$59.33	$176.51	$55.63

Non-GAAP Financial Measures

Underwriting

In addition to the U.S. GAAP combined ratio, loss ratio and expense ratio, we also evaluate our underwriting performance using measures that exclude the impacts of certain items on these ratios. We believe these adjusted measures, which are non-GAAP measures, provide financial statement users with a better understanding of the significant factors that comprise our underwriting results and how management evaluates underwriting performance.

When analyzing our combined ratio, we exclude current accident year losses and loss adjustment expenses attributed to natural catastrophes. We also exclude losses and loss adjustment expenses attributed to certain significant, infrequent loss events, for example, the COVID-19 pandemic. Due to the unique characteristics of a catastrophe loss, there is inherent variability as to the timing or loss amount, which cannot be predicted in advance. The same is true for the COVID-19 pandemic, as there are no events in recent history with characteristics similar to COVID-19. We believe measures that exclude the effects of catastrophe events and COVID-19 are meaningful to understand the underlying trends and variability in our underwriting results that may be obscured by these items.

When analyzing our loss ratio, we evaluate losses and loss adjustment expenses attributable to the current accident year separate from losses and loss adjustment expenses attributable to prior accident years. Prior accident year reserve development, which can either be favorable or unfavorable, represents changes in our estimates of losses and loss adjustment expenses related to loss events that occurred in prior years. We believe a discussion of current accident year loss ratios, which exclude prior accident year reserve development, is helpful since it provides more insight into estimates of current underwriting performance and excludes changes in estimates related to prior year loss reserves. We also analyze our current accident year loss ratio excluding losses and loss adjustment expenses attributable to catastrophes, and in 2020, the COVID-19 pandemic, for the reasons previously discussed. The current accident year loss ratio excluding the impact of catastrophes and significant, infrequent loss events is also commonly referred to as an attritional loss ratio within the property and casualty insurance industry.

The components of our consolidated and segment combined ratios, including the non-GAAP measures discussed above, are included in "Underwriting Results".

Investing

We evaluate our investment performance by analyzing taxable equivalent total investment return, which is a non-GAAP financial measure. Taxable equivalent total investment return includes items that impact net income, such as coupon interest on fixed maturity securities, changes in fair value of equity securities, dividends on equity securities and realized investment gains or losses on available-for-sale securities, as well as changes in unrealized gains or losses on available-for-sale securities, which do not impact net income. Certain items that are included in net investment income have been excluded from the calculation of taxable equivalent total investment return, such as amortization and accretion of premiums and discounts on our fixed maturity portfolio, to provide a comparable basis for measuring our investment return against industry investment returns. The calculation of taxable equivalent total investment return also includes the current tax benefit associated with income on certain investments that is either taxed at a lower rate than the statutory income tax rate or is not fully included in U.S. taxable income. We believe the taxable equivalent total investment return is a better reflection of the economics of our decision to invest in certain asset classes. We focus on our long-term investment return, understanding that the level of investment gains or losses may vary from one period to the next.

The following table reconciles investment yield to taxable equivalent total investment return.

	Years Ended December 31,
	2021	2020
Investment yield (1)	2.0%	2.4%
Adjustment of investment yield from amortized cost to fair value	(0.6)%	(0.5)%
Net amortization of net premium on fixed maturity securities	0.4%	0.4%
Net investment gains and change in net unrealized investment gains on available-for-sale securities	5.9%	5.8%
Taxable equivalent effect for interest and dividends (2)	0.1%	0.1%
Other (3)	1.0%	1.2%
Taxable equivalent total investment return	8.8%	9.4%
(1)    Investment yield reflects net investment income as a percentage of monthly average invested assets at amortized cost.
(2)    Adjustment to tax-exempt interest and dividend income to reflect a taxable equivalent basis.
(3)    Adjustment to reflect the impact of time-weighting the inputs to the calculation of taxable equivalent total investment return.

Markel Ventures

Markel Ventures EBITDA is a non-GAAP financial measure. We use Markel Ventures EBITDA as an operating performance measure in conjunction with U.S. GAAP measures, including operating revenues, operating income and net income to shareholders, to monitor and evaluate the performance of our Markel Ventures segment. Because EBITDA excludes interest, income taxes, depreciation and amortization, it provides an indicator of economic performance that is useful to both management and investors in evaluating our Markel Ventures businesses as it is not affected by levels of debt, interest rates, effective tax rates or levels of depreciation or amortization resulting from purchase accounting.

The following table reconciles Markel Ventures operating income to Markel Ventures EBITDA.

	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2021	2020	2021	2020
Markel Ventures operating income	$57,455	$53,312	$272,552	$254,078
Depreciation expense	24,898	16,813	72,580	60,284
Amortization of intangible assets	16,464	13,273	57,568	52,572
Markel Ventures EBITDA	$98,817	$83,398	$402,700	$366,934